EXHIBIT 99.1



FOR IMMEDIATE RELEASE                  FOR MORE INFORMATION CALL:

December 22, 2000                      Investors:       Robert A. Brvenik
                                                        Chief Financial Officer
                                                        (410) 234-1750

                                       Media:           Steven A. Sless
                                                        Director of
                                                        Public Relations
                                                        (410) 234-8333



               PRIME RETAIL CLOSES ON LOANS TOTALING $120 MILLION,
                 COMPLETES THE SALE OF FOUR OUTLET CENTERS AND
                      EXTENDS THE TERMS OF TWO OTHER LOANS

              TRANSACTIONS WILL RAISE $174 MILLION OF NET PROCEEDS


     BALTIMORE - Prime Retail, Inc. (NYSE: PRT, PRT.PRA, PRT.PRB) (the "Company") announced today that it has closed a major refinancing of its assets and the sale of four of its outlet centers through a series of transactions that provided the Company an aggregate of $174 million of net proceeds. The lenders are an affiliate of Fortress Investment Fund LLC ("Fortress"); Greenwich Capital Financial Products, Inc. ("Greenwich"); and Mercantile-Safe Deposit and Trust Company ("Mercantile"). The sale of its outlet centers was to Fortress and Chelsea GCA Realty, Inc. ("Chelsea").
         Fortress and Greenwich (the "Lending Group") provided a mezzanine loan in the amount of $90 million. Greenwich provided a $20 million first mortgage loan on the Company's outlet center which recently opened in Puerto Rico and Mercantile provided a $10 million second mortgage loan on the Company's outlet center in Hagerstown, Maryland. The Company also extended the maturities of two existing loans, the $112 million first mortgage loan from Nomura Asset Capital Corporation ("Nomura") and the $20 million first mortgage loan from KeyBank National Association ("KeyBank").
         The sale to Fortress and Chelsea of four of the Company's outlet centers was for a total consideration of $240 million, including the assumption of $174 million of first mortgage debt. The net proceeds from the sale, after closing costs and fees and the required purchase by the Company of land in the amount of $7 million related to the outlet center in Gilroy, California, was $54 million. The four outlet centers which were sold are located in Gilroy, California; Michigan City, Indiana; Waterloo, New York; and Kittery, Maine and total 1.5 million sq. ft. of gross leasable area.
         The $90 million mezzanine loan is secured by pledges of equity interests in certain outlet centers. The loan is for a term of three years, requires fixed amortization each month and is pre-payable at any time after one year, subject to the payment of certain exit fees. The interest rate is a floating rate based on one-month Libor plus 950 basis points. The loan contains financial and other covenants that restrict, among other things, the ability of the Company to incur additional indebtedness or pay dividends (other than dividends needed to maintain the Company's status as a REIT). In connection with the financing the Company issued warrants to the Lending Group to purchase one million shares of the Company's common stock at an exercise price of $1.00 per share.
         The $20 million non-recourse first mortgage loan secured by the Company's outlet center in Puerto Rico is for a term of three years, requires monthly amortization based upon a 25-year schedule for the first year and a 15-year schedule thereafter. The loan is pre-payable at any time subject to certain prepayment and exit fees. The interest rate is floating based on one-month Libor plus 350 basis points.
         The $10 million second mortgage loan secured by the Company's outlet center in Hagerstown, Maryland is for a term of 30 months co-terminus with Mercantile's existing $49 million first mortgage loan. The loan requires monthly amortization starting in the seventh month of $164,000 per month and is pre-payable at any time without penalty or fee. The interest rate is floating based on one month Libor plus 250 basis points.
         The proceeds from the mezzanine loan, the Puerto Rico mortgage loan, the Hagerstown mortgage loan and the sale of the four outlet centers were used to pay off $125 million of short-term debt. The remainder of the proceeds will be used for general corporate purposes, including the funding of certain programs to attract and retain tenants through increased marketing and capital improvements.
         The Company also executed agreements to extend the terms of two loans. The term of the $112 million loan from Nomura, which was to mature on June 11, 2001, was extended until December, 2003. In consideration for the extension, the interest rate was increased to 13.0%, the monthly amortization was adjusted to the greater of 50% of excess cash flow or $50,000, and a loan extension fee of $1.1 million was paid. The loan may be prepaid at any time. The term of the $20 million first mortgage loan on the Company's outlet center in Lebanon, Tennessee from KeyBank, which was to mature on December 31, 2000, was extended for a period of six months until June 30, 2001, with an additional three-month extension available if certain conditions are met. In consideration for the extension, the interest rate was increased by 125 basis points to one-month Libor plus 300 basis points and the loan balance was reduced to $19 million by the payment of $1.0 million toward principal. The loan may be prepaid at any time.
         Commenting on today's announcement, Prime Retail Chairman and CEO Glenn
D. Reschke expressed optimism regarding the future of the Company, "Today's transactions are the culmination of nearly seven months of effort to complete a complex refinancing of the Company's debt, including the extension of two near-term maturities. These transactions mark the critical first step toward Prime Retail's return to financial stability. "
         Reschke added, "These transactions should stabilize the Company's financial condition, eliminate the threat of bankruptcy, and strengthen the Company's balance sheet by reducing our overall level of debt and extending certain loan maturities. This, in turn, provides the Company with the opportunity to use cash flow from the projects to reduce the new debt over time. The Company intends to continue to pursue, on a selective basis, the sale of additional projects to de-lever the Company's balance sheet more quickly. Finally, these transactions will provide the Company with the capital needed to increase sales and traffic for our tenants through additional marketing initiatives and physical improvements and enhancements at our outlet centers."
         As previously announced, the Company was in default of the $20 million subordinated loan made by FBR Asset Investment Corporation ("FBR-AIC") that matured August 14, 2000. The default under the FBR-AIC loan triggered cross-default  provisions  with  respect to other  Company debt  facilities.  In addition, as previously announced, the Company was not in compliance with financial covenants contained in certain of its debt facilities. With the repayment of the $20 million loan from FBR-AIC, the $25 million line of credit from Mercantile, the $37 million loan from The Capital Company of America LLC and the $43 million loan from Greenwich, along with the execution of various restructuring and extension agreements, the Company has cured or eliminated all material defaults under its recourse loan agreements. Three first mortgage loans related to projects in which the Company owns joint venture interests that have matured remain in default: a $10 million first mortgage loan on Phase I of the outlet center in Bellport, New York, held by Union Labor Life Insurance Company; a $30 million first mortgage loan on the Company's outlet center in New River, Arizona held by Fru-Con Development Corporation ("Fru-Con"); and a $13 million first mortgage loan on the outlet center in Oxnard, California, also held by Fru-Con. Fru-Con is also the Company's 50% partner in both New River and Oxnard. As of this date only Union Labor Life Insurance Company has filed for foreclosure. None of the three loans is recourse to the Company. The Company does not believe the existing defaults under these loans or any related foreclosures on the mortgaged properties represent a material financial risk to the Company.
         Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States and Puerto Rico. After the effect of the sale of four centers, Prime Retail's outlet center portfolio consists of 48 outlet centers in 25 states and Puerto Rico totaling 13.5 million square feet of GLA. The Company also owns three community shopping centers totaling 424,000 square feet of GLA and 154,000 square feet of office space. As of November 30, 2000, Prime Retail's outlet center portfolio (excluding the four sold projects) was 92.7% occupied. Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail's web site at www.primeoutlets.com.
         Some of the information contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission. Prime Retail accepts no responsibility for updating forward-looking statements.